Exhibit H (v)
AMENDMENT NO. 2
TO THE
SUB-ADMINISTRATION AND ACCOUNTING AGREEMENT
This Amendment No. 2 to the Sub-Administration and Accounting Agreement (this “Amendment”) is made as of September ___, 2010 and shall be effective on the date which SEI begins providing the Services to Schroder QEP Global Value Fund and Schroder QEP Global Equity Fund or November 1, 2010, whichever is earlier (“Effective Date of Amendment No. 2 to SAAA”), and shall amend the Sub-Administration and Accounting Agreement made as of the 28th day of January, 2005 (the “Agreement”) by and between Schroder Global Series Trust, a Massachusetts business trust (the “Trust”), SEI Investments Global Funds Services (the “Administrator”), a Delaware business trust and Schroder Fund Advisors Inc., a New York Corporation, and administrator to the Trust (“SFA”). Defined terms not defined herein but defined in the Agreement shall have the meaning given to them in the Agreement.
WHEREAS, the Administrator provides administration and accounting services to the Trust;
WHEREAS, each of the parties to the Agreement now wish to amend the Agreement as provided herein; and
WHEREAS, Article 13 of the Agreement permits amendment only by an instrument in writing signed by the party against which enforcement of the change may be sought;
NOW, THEREFORE, for and in consideration of the promises and mutual covenants herein contained, the parties hereby agree as follows:
(1)	Schedule B. Schedule B is hereby deleted in its entirety and replaced as set forth in Attachment 1 hereto.

(2)	SFA. To reflect the reorganization of Schroder Fund Advisors Inc., a New York corporation, into a Delaware limited liability company and the succession of Schroder Fund Advisors LLC to the rights and obligations of SFA as of June 30, 2010, Schroder Fund Advisors LLC shall be deemed to replace SFA as a party to the Agreement, and administrator to the Trust.

(3)	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

(4)	Multiple Originals. This Amendment may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

(5)	Binding Effect. This Amendment, and the rights and obligations of the parties hereunder, shall be binding on, and inure to the benefit of, the parties and their respective permitted successors and assigns.

(6)	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.
[Signature page follows]

A copy of the Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed by the Trustees or officers of the Trust on behalf of the Trust as Trustees or officers and not individually and that the obligations of this Amendment are not binding upon any of the Trustees, officers or shareholders of the Trust but are binding only upon the assets and property of the Trust.
IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.
SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:
Name:
Title:

SCHRODER GLOBAL SERIES TRUST

By:
Name:
Title:

SCHRODER FUND ADVISORS LLC

By:
Name:
Title:

ATTACHMENT 1
SCHEDULE B
TO THE SUB-ADMINISTRATION AND ACCOUNTING AGREEMENT
DATED AS OF JANUARY 28, 2005,
AMENDED AS OF JUNE 1, 2008
AMENDED AS OF ____________ __, 2010
BETWEEN
SCHRODER GLOBAL SERIES TRUST
SCHRODER FUND ADVISORS INC.
AND
SEI INVESTMENTS GLOBAL FUNDS SERVICES

Portfolios:	This Agreement shall apply with respect to all portfolios of the Trust, either now existing or in the future created (collectively, the “Portfolios”). The following is a list of the current Portfolios of the Trust:

1. SCHRODER NORTH AMERICAN EQUITY FUND (“Schroder NAEF”)

2. * SCHRODER QEP GLOBAL VALUE FUND

3. * SCHRODER QEP GLOBAL QUALITY FUND

* Schroder QEP Global Value Fund and Schroder QEP Global Quality Fund are referred to together herein as the “Schroder QEP Funds”

Schroder QEP Funds Fees:	With respect to the Schroder QEP Funds, and commencing as of November 1, 2010, each Schroder QEP Fund shall pay the Administrator its pro rata portion of the asset based fees set forth below, calculated based upon the aggregate average daily net assets of Schroder Capital Funds (Delaware), Schroder Series Trust, Schroder QEP Global Value Fund and Schroder QEP Global Quality Fund (together the “Schroder Funds Complex”). For the avoidance of doubt, prior to November 1, 2010, each Portfolio in the Schroder Funds Complex shall pay the Administrator its pro rata portion of the asset based fees as set forth in Amendment No. 7 dated June 1, 2008, to Administration and Accounting Agreement dated October 8, 2001 by and between Schroder Series Trust and SEI Investments Global Funds Services.

Schroder QEP Funds
Asset Based Fees:	0.0875% on the first $2 billion of average daily net assets

0.07% on the next $1 billion of average daily net assets

0.06% on the next $2 billion of average daily net assets

0.05% on average daily net assets in excess of $5 billion

Schroder QEP Funds
Annual Minimum Fees:	From the Effective Date of Amendment No. 2 to SAAA through the date that is one year later, the Schroder Funds Complex based on the nine currently contemplated Portfolios are subject to a cumulative minimum annual fee, in the amount of $712,500 for all such portfolios and classes; thereafter, the cumulative minimum annual fee for the Schroder Funds Complex shall be $782,500, as Administrator has agreed to waive half of the $70,000 annual minimum fee for each of Schroder QEP Global Value Fund and Schroder QEP Global Quality Fund during such Funds’ first year of operations.

Schroder NAEF Fees:	With respect to Schroder North American Equity Fund, such Portfolio shall pay the Administrator its pro rata portion of the following fees, calculated based upon the aggregate average daily net assets of such Portfolio as follows:

Schroder NAEF Asset Based Fees:	0.013% on the first $1 billion of average daily net assets

0.005% on average daily net assets in excess of $1 billion

Schroder NAEF
Annual Minimum Fees:	Schroder NAEF is subject to a cumulative minimum annual fee in the amount of $50,000.

Adjustments to
Annual Minimum Fees:	The minimum fee shall be increased as applicable to the Schroder Funds Complex or otherwise for each Portfolio added to this agreement as follows:

$50,000 for each Portfolio that invests primarily in domestic securities and $70,000 for each Portfolio that invests primarily in international securities.

The minimum fee shall be increased as applicable to the Schroder Funds Complex or otherwise for each new class added to any Portfolio of the applicable Trust after the date of this Amendment, as follows: $12,500 for each new class added to a Portfolio that invests primarily in domestic securities and $17,000 for each new class added to a Portfolio that invests primarily in international securities.

The minimum fee shall be decreased if any Portfolio in the Schroder Funds Complex is fully liquidated after the date of this Amendment as follows: $50,000 for each Portfolio that invests primarily in domestic securities and $70,000 for each Portfolio that invests primarily in international securities. The minimum fee shall be decreased to equal $642,500 in the event that the QEP Funds do not become effective). The minimum fee shall be decreased if any class in the Schroder Funds Complex is fully liquidated after the date of this Amendment, as follows: $12,500 for each class that invests primarily in domestic securities and $17,000 for each class that invests primarily in international securities.

Notwithstanding the foregoing, under no circumstances will the minimum annual fee applicable to Schroder NAEF be less than $50,000 for all portfolios and classes in existence during the term of the Agreement, as amended and under no circumstances will the minimum annual fee for the Schroder Funds Complex be less than $400,000 for all portfolios and classes in existence during the term of the Agreement, as amended.

Term:	The Agreement became effective on January 28, 2005 and, as hereby amended, shall remain in effect through October 31, 2012 (“Initial Term”) and, thereafter, shall automatically renew for successive two (2) year terms, unless and until this Agreement is terminated by a party in accordance with the provisions of Article 6 of the Agreement.
[END OF SCHEDULE B]